Exhibit 10.96

Terms of Transition Services Arrangements with Nathan H. Peck, Jr.

It may be beneficial for you to serve as a consultant to BearingPoint, Inc. for the three (3) months immediately following the effective date of your employment termination, in order to assist management in the orderly transition of your duties, and the resolution of certain outstanding matters. In exchange for your reasonable cooperation and assistance during this fixed three(3) month term, BearingPoint shall continue to make your email “Outlook” account available and active, and you may retain access to, and possession of, your BearingPoint office, your BearingPoint laptop computer and computer accessories during this transition period. In exchange for your reasonable cooperation and assistance during this fixed three (3) month term, BearingPoint shall also pay you a monthly fee, equivalent to your current monthly base salary. In the event that you choose not to do so, or you cease to provide reasonable assistance, in BearingPoint’s sole discretion, at any time during this three month term, BearingPoint may immediately cease monthly payment, and shall be responsible to pay you only through the date of your last contribution on a pro-rated basis. At the conclusion of the transition period, you agree to immediately return the BearingPoint laptop computer and accessories. In such event, your BearingPoint “Outlook” account will also terminate, as will your access to your BearingPoint office.